ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION
     THIS ASSET PURCHASE AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”), dated as of September 30, 2009 is by and between JEKYLL ISLAND VENTURES INC. , a New York corporation, doing business as Gotham Photo Company, the “Seller”), and GOTHAM INNOVATION LAB INC., a New York corporation (“Purchaser”).
WITNESSETH:
     Seller is in the business of providing complete web and software development solutions to businesses, including, but not limited to the real estate industry, and related ancillary services (the “Development Business”).
     Purchaser is a wholly owned subsidiary of iGambit Inc.
     The parties hereto wish to enter into this Agreement which sets forth the terms and conditions upon which Purchaser agrees to purchase from the Seller and the Seller agrees to sell to Purchaser, for the consideration stated herein, all of the assets of the Seller (other than to the extent specifically set forth herein) free and clear of all liens, liabilities and encumbrances.
     In consideration of the foregoing and of the covenants, agreements, conditions, representations and warranties hereinafter contained, and intending to be legally bound hereby, Purchaser and the Seller hereby agree as follows:
     1. DEFINITIONS.
     Unless otherwise defined below in this Section 1, the various capitalized terms used in this Agreement shall have the definitions ascribed to them herein. As used in this Agreement, the following terms shall have the meanings specified in this Section 1:
     “Agreed Accounts Payable” means the total vendor and trade payables as set forth on Schedule 2.2, including the monthly rent payment.
     “Agreed Accounts Receivable” means the total customer receivables as of the date of closing as set forth on Schedule 2.1.
     “Agreed Cash Balance” means the Cash balance as of the date of closing as set forth on Schedule 2.1.
     “Assigned Contracts” means all of the Contracts.
     “Claim” means an action, suit, proceeding, demand, claim or counterclaim or legal, administrative or arbitral proceeding or investigation.
     “Contract” means all agreements, whether oral or written and whether express or implied (whether legally binding or not), including contracts, contract rights, promises, commitments, undertakings, customer accounts, orders, leases, guarantees, warranties and representations and franchises to which Seller is a party.
     “Copyrights” shall mean all copyrights (whether or not registered), moral rights, and all registrations and applications for registration thereof, as well as rights to renew copyrights.
     “Governmental Authorities” means all agencies, authorities, bodies, boards, commissions, courts, instrumentalities, legislatures and offices of any nature whatsoever of any government, quasi-governmental unit or political subdivision, whether foreign, federal, state, county, district, municipality, city or otherwise.
     “Intellectual Property” shall mean all (i) Patents, (ii) Know-how, (iii) Trade Secrets, (iv) Trademarks, ( v) Copyrights, (vi) Software Programs (including but not limited to “off-the-shelf” shrink-wrap and click-wrap Software Programs), in each case that are licensed by Seller and/or otherwise used in the Development Business as currently operated, and (vii) all other intellectual property rights (of every kind and nature throughout the universe and however designated), whether arising by operation of law, contract, license or otherwise.
     “Intellectual Property Rights” means, collectively, any and all known or hereafter known tangible and intangible rights under patent, trademark, copyright and trade secret laws, and any other intellectual property, industrial property and proprietary rights worldwide, of every kind and nature throughout the universe, however designated, whether arising by operation of law, contract, license or otherwise.
     “Key Seller Employees” means, the following employees of Seller: David Pollack and Vincent Collura.
     “Know-how” shall mean any and all product specifications, processes, methods, product designs, plans, trade secrets, inventions reduced to writing or to practice, manufacturing, engineering and other manuals and drawings, safety, quality control, technical information, data, research records, and any and all other confidential or proprietary technical and business information which are licensed to or owned by Seller and/or otherwise used in the Development Business as currently operated.
     “Liability” means any direct or indirect indebtedness, liability, assessment, expense, claim, loss, damage, deficiency, obligation or responsibility, known or unknown, disputed or undisputed, joint or several, vested or unvested, executory or not, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, determinable or undeterminable, accrued or unaccrued, absolute or not, actual or potential, contingent or otherwise (including but not limited to any liability under any guarantees, letters of credit, performance credits or with respect to insurance loss accruals).
     “Moral Rights” means, collectively, rights to claim authorship of a work, to object to or prevent any modification of a work, to withdraw from circulation or control the publication or distribution of a work, and any similar rights, whether existing under judicial or statutory law of any country or jurisdiction worldwide, or under any treaty or similar legal authority, regardless of whether such right is called or generally referred to as a “moral right”. “Moral Rights” does not include “Residual Knowledge”.

     “Patents” shall mean all patents, patent disclosures and patent applications (including, without limitation, all reissues, divisions, continuations, continuations-in-part, renewals, re-examinations and extensions of the foregoing) owned by Seller and/or otherwise used in the Development Business as currently operated.
     “Person” means any individual, corporation, joint venture, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, trust, association, entity or government or political subdivision, agency or instrumentality of a government.
     “Residual Knowledge” means knowledge and experience retained in intangible form in Sellers unaided memories as a result of working with and viewing the Intellectual Property.
     “Tangible Personal Property” means all machinery, equipment, tools, furniture, fixtures and equipment, computer hardware, supplies, materials, leasehold improvements, automobiles, computing and telecommunications equipment and other items of tangible personal property, of every kind owned or leased by the Seller and/or otherwise used in the Development Business (wherever located and whether or not carried on the books of the Seller), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof, and all maintenance records and other documents relating thereto.
     “Taxes” means: (1) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind, imposed by any Governmental Authority or taxing authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges; (2) any Liability for the payment of any amounts of the type described in (1) as a result of being a member of an affiliated, combined, consolidated or unitary group for any taxable period; (3) any Liability for the payment of amounts of the type described in (1) or (2) as a result of being a transferee of, or a successor in interest to, any Person or as a result of an express or implied obligation to indemnify any Person; and (4) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to any amounts described in (1), (2) or (3).
     “Tax Return” means any return, report, statement, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.
     “Trademarks” shall mean (i) trademarks, service marks, trade names, trade dress, labels, logos and all other names and slogans used exclusively with any products or embodying associated goodwill of the Development Business related to such products, whether or not registered, and any applications or registrations therefor, and (ii) any associated goodwill incident thereto, in each case owned by or licensed to Seller and/or otherwise used in the Development Business as currently operated.

     2. PURCHASE AND SALE OF ASSETS.
     2.1 Assets Included. On the terms and subject to the conditions set forth in this Agreement, and in reliance upon the covenants, representations and warranties of the Seller at the Closing (as defined in Section 2.4 hereof), Purchaser shall purchase from the Seller, and the Seller shall sell, assign, transfer and deliver to Purchaser, free and clear of any and all Liabilities, pledges, liens, obligations, claims, charges, tenancies, security interests, exceptions or encumbrances whatsoever (collectively, “Liens”), the Assets set forth on Schedule 2.1 of the schedules attached hereto and include (but are not limited to) the following:
(a)	Cash in Bank;

(b)	Accounts Receivable ;

(c)	All Tangible Personal Property;

(d)	All intangible property;

(e)	All of the Assigned Contracts;

(f)	All permits relating to the acquisition or ownership of the Assets or the operation of the Development Business;

(g)	All data, records, files, manuals, blueprints and other documentation related to the Seller, the Assets and the operation of the Development Business, including but not limited to (1) service and warranty records; (2) sales promotion materials, creative materials, art work, photographs, public relations and advertising materials, studies, reports, correspondence and other similar documents and records used in the Development Business, whether in electronic form or otherwise; (3) all client and customer lists, telephone numbers and electronic mail addresses with respect to past, present or prospective clients and customers; (4) all accounting and tax books, ledgers and records and other financial records relating to the Development Business and the Assets; (5) all sales and credit records and brochures relating to the Development Business, purchasing records and records relating to suppliers; and (6) subject to applicable Law, copies of all personnel records of all Seller employees, including the Key Seller Employees;

(h)	All of the Seller’s furniture and fixtures, as set forth on Schedule 2.1.2(f) hereto (the “Furniture and Fixtures”);

(i)	All of the Seller’s tools and equipment, as set forth on Schedules 2.1.2(g) hereto (the “Equipment”);

(j)	All of the inventory, merchandise, stores of supplies, spare parts, stock-in-trade and work in progress, including, without limitation, the items set forth on the Inventory Statement attached hereto as Schedule 2.1.2(h);

(k)	All Intellectual Property owned, developed or used in connection with the Assets or the Development Business;

(l)	All policies and procedures reduced to writing or embodied in electronic form, methods of delivery of services, trade secrets, disks, drawings and specifications, market studies, consultants’ reports, prototypes, and all similar property of any nature, tangible or intangible, used in connection with the Development Business;

(m)	All goodwill incident to the Development Business, including the value of the names associated with the Development Business that are transferred to Purchaser hereunder and the value of good customer relations;

(n)	All computers, software programs, automation systems, accounting systems, master disks of source codes, and other proprietary information owned or licensed, whether for general business usage (e.g. accounting, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business usage, and all computer operating, security or programming software, owned or licensed and used in the operation of the Development Business;

(o)	All Claims, contract rights and warranty and product liability claims against third parties) relating to the Assets or the Development Business.
     2.2 Accounts Payable Included. On the terms and subject to the conditions set forth in this Agreement, and in reliance upon the covenants, representations and warranties of the Seller at the Closing (as defined in Section 2.4 hereof), Purchaser shall assume from the Seller, and the Seller shall deliver to Purchaser, the agreed vendor and trade payables (“Agreed Accounts Payables”) as more fully set forth on Schedule 2.2 of the disclosure schedules attached. Seller shall assume all liability for such trade payables and shall pay same when due Purchaser does not assume or agree to pay, perform or discharge any liability or obligation of Seller, whether known or unknown, arising out of, incurred in connection with, or related to: (i) liabilities or obligations of Seller arising prior to the Closing Date which are not specifically included within the definition of “Agreed Accounts Payables” hereunder; (ii) liabilities or obligations of Seller incurred on or after the Closing Date; (iii) any pension or other benefit liability relating to Seller’s employees.
     2.3. Purchase Price.
          (a) Purchase Price Payable. In reliance on the representations and warranties of the Seller and the performance of the covenants and fulfillment of the conditions set forth in this Agreement, Purchaser shall at the Closing, purchase the Assets from the Seller and in respect thereof shall, subject to the provisions of this Agreement, pay an aggregate purchase price (“Purchase Price”) to Seller set forth below.
(1) Deliver 500,000 shares of iGambit Inc.’s common voting stock to the seller herein at Closing;

(2) Seller will also receive options to purchase, iGambit Inc. Common voting shares over a three-year period starting on the first through third anniversary of signing of this agreement, based upon the following:
i. Year 1 the option shall be to purchase 500,000 common voting shares at $.01 per share. The exercise of this stock option is conditioned upon the performance of the Development Business. The exercise of this option in conditioned upon Development Business revenue for the year ended December 31, 2010 $1.2 million with a net of approximately $100,000.00
ii. Year 2 the option shall be to purchase 500,000 common voting shares at $.01 per share. The exercise of this stock option is conditioned upon the performance of the Development Business. The exercise of this option in conditioned upon Development Business revenue for the year ended December 31, 2011 to be approximately $1.5 million with a net of approximately (within 75%) $150,000.
iii Year 3 the option shall be to purchase 500,000 common voting shares at $.01 per share. The exercise of this option in conditioned upon Development Business revenue for the year ended December 31, 2012 to be approximately $2.0 million with a net of approximately (within 75%) $200,000.
(3) Purchaser shall assume the “Agreed Accounts Payables”
          (b) Investment Commitment and Continued Operation of Business.
               (i) Initial Investment Commitment. The Purchaser agrees to arrange for funding of Gotham Innovation Lab Inc., if necessary, during the period beginning on the Closing Date and ending one (1) year later to support the agreed upon Business Plan. Except for the Initial Investment Commitment and as mutually agreed to upon annual budget and business plan review as described in Section 2.3(b)(i), the Purchaser does not agree to provide any financing or invest any certain amount of time, money or effort with respect to Gotham Innovation Lab Inc. and shall have no duties or obligations to the Seller whatsoever with respect to the operation of Gotham Innovation Lab Inc., all of which shall be conducted in the exercise of the Purchaser’s sole and absolute discretion.
               (ii) Continued Operation of Gotham Innovation Lab Inc.: The Purchaser shall fund and operate Gotham Innovation Lab Inc for at least three (3) years plus three (3) months after the Closing of this transaction.

               (iii) Default of Purchaser: The following shall be events of Purchaser’s default under this agreement:
(A) The Purchaser’s failure to perform any of the covenants contained in Section 2.3 (b) (ii) of this Agreement
(B) The Purchaser’s breach of any other covenant of this Agreement.
(C) The Purchaser becoming insolvent or otherwise unable to perform its obligations under this Agreement.
     Upon an event of default as set forth in paragraphs 2.3(iii) (A) and (B) the Seller may terminate and cancel this agreement upon ten (10) days written notice to the Purchaser, if Purchaser is unable to cure the default within ten (10) days after such notice. Upon the event of default contained in paragraph 2.3(iii) (C), the Agreement shall terminate and be cancelled upon occurrence of the default.
     The term “insolvent” shall be defined to include any of the following events: (i) the filing of a petition by or against the Purchaser for relief under the United States Bankruptcy Code and thirty (30) days after filing there has been no relief from the Bankruptcy filing, or (ii) if a receiver or trustee is appointed for all or a substantial portion of the Purchaser’s assets, or (iii) if any assignment for the benefit of the Purchaser’s creditors is made. The provisions of Section 2.3(b) shall survive the Closing
          2.4 Closing.
          (a) Time and Place. Subject to the terms and conditions of this Agreement, the sale and purchase of the Assets contemplated hereby (the “Closing”) shall take place at the offices of iGambit Inc., 1600 Calebs Path Extension, Suite 114, Hauppauge, NY 11788 within three (3) days of the satisfaction (or waiver, as applicable), of the conditions to Closing set forth in Section 8 hereof, or at such other time, date or place as the parties hereto may mutually agreed upon in writing. The time and date of the Closing are herein referred to as the “Closing Date,” and the term “Closing Date” shall include the date on which the transactions contemplated hereunder are consummated.
          (b) Deliveries by Purchaser to the Seller. At the Closing, Purchaser (or its designee) shall deliver or cause to be delivered each of the following:
          (i) Stock Certificates totaling 500,000 of iGambit Inc.’s Common Voting Shares and issued in the following names and denominations:
          Jekyll Island Ventures, Inc. 500,000
     (ii) Stock Option Agreements to purchase 1,500,000 of iGambit Inc.’s Common Voting Shares, at an exercise price of $.01 per share, and exercisable as per the terms set forth in Section 2.3, and issued in the following names and denominations
          Jekyll Island Ventures, Inc. 1,500,000

          (c) Deliveries by the Seller. At Closing, the Seller shall deliver or cause to be delivered to the Purchaser (or its designee) each of the following:
               (i) An Assignment and Bill of Sale, in such form as mutually agreed by the parties, executed by the Seller, selling, assigning, transferring and delivering to the Purchaser all of the Assets, free and clear of any and all Liens;
               (ii) Good standing certificates of Jekyll Island Ventures Inc. dated no earlier than ten (10) calendar days prior to the Closing Date, certifying (i) that Jekyll Island Ventures Inc. is in good standing in the State of New York and is qualified to do business in the State of New York; and (ii) that Jekyll Island Ventures Inc. is qualified to do business in all of the other states in which Jekyll Island Ventures Inc. then does business;
               (iii) Duly executed intellectual property assignments from each of the employees, prior employees, consultants and prior consultants of Seller specified on Schedule 2.4(c) attached hereto in a form satisfactory to Purchaser (collectively, the “Intellectual Property Assignments”).
               (iv) Duly executed assignments from Seller, assigning all of Seller’s rights in, to and under the Assigned Contracts to the Purchaser on such terms and conditions as the Purchaser shall in the exercise of its sole and absolute discretion determine (collectively, the “Contract Assignments”).
               (v)) Duly executed written consents from each of the parties to each of the Assigned Contracts, to the extent such consent is required pursuant to the terms thereof, consenting to the assignment of the Contracts to the Purchaser, in such form as Purchaser shall in the exercise of its sole and absolute discretion determine (collectively, the “Consents”).
               (vi) A duly executed assignment of Seller’s rights to Seller’s trademarks, and service marks, in each case, in form and substance satisfactory to the Purchaser.
               (vii) All other documents necessary or appropriate, in the opinion of Purchaser, to effectuate the purchase and sale of the Assets at the Closing, free and clear of all liens, in accordance with the provisions of this Agreement.
               2.5 Further Assurances. In addition to the actions, documents and instruments specifically required to be taken or delivered hereby, prior to and after the Closing and without further consideration, the Seller shall execute, acknowledge and deliver such other assignments, transfers, consents and other documents and instruments and take such other actions as Purchaser or its counsel may reasonably request to complete and perfect the transactions contemplated by this Agreement.
     3. REPRESENTATIONS AND WARRANTIES OF THE SELLER.
          The Seller represents and warrants to the Purchaser that the following representations and warranties are true and correct in all material respects on the date hereof and will be true and correct in all material respects on and as of the Closing Date:
     3.1 Organization and Good Standing. Jekyll Island Ventures Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and in all other states in which Jekyll Island Ventures Inc. does business, is qualified to do business in the State of New York and all other states in which Jekyll Island Ventures Inc. does business and has full corporate power to execute, deliver and perform its obligations under this Agreement.
     3.2 Authority and Consents. The Seller has full power to enter into and to carry out the terms of this Agreement. The Seller and its directors have taken all actions, corporate and otherwise, necessary to authorize the execution, delivery and performance of this Agreement, the completion of the transactions contemplated hereby and the execution and delivery of any and all instruments necessary or appropriate to effectuate fully the terms and conditions of this Agreement. Except as set forth on Schedule 3.2, no consent or approval of any third party, court, governmental agency, other public authority or third party with any actual or alleged interest in the Seller’s business or the Assets is required as a condition to (a) the authorization, execution, delivery and performance of this Agreement or any other instruments necessary to effectuate this Agreement; or (b) the consummation by the Seller of the transactions contemplated herein. This Agreement has been properly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller and is enforceable against the Seller in accordance with its terms.
     3.3 Rights of First Refusal; Right of First Negotiation, Etc. There are no applicable rights of first refusal, rights of first negotiation, rights of first offer or similar rights of any kind that would require the Seller to provide any third party with notice, an opportunity to discuss, negotiate or to engage in any of the transactions contemplated hereby prior to consummating the transactions contemplated hereby.
     3.4 No Conflict. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in (a) any violation, termination or modification of, or conflict with, the articles of incorporation or By-Laws of either Seller or any of the contracts or other instruments to which the Seller is a party, or of any judgment, decree or order applicable to the Seller; or (b) the creation of any Lien on all or any portion of the Assets.
     3.5 Broker’s and Finder’s Fees. All negotiations relating to this Agreement have been carried on between the parties directly without the intervention of any person that would give rise to a valid claim against any of the parties for a brokerage commission, finder’s fee, advisory fee or other like payment (each, a “Broker’s Fee”). The Seller shall indemnify and hold the Purchaser harmless from and against any cost, expense, liability or obligation associated with any Broker’s Fee payable to any party by virtue of the purchase and sale contemplated by this Agreement.
     3.6 Litigation and Compliance. There is no Claim pending or threatened against the Assets, or the Seller; nor is there any valid basis for any such litigation,

arbitration, mediation, investigation or other proceeding relating to the Assets, the Seller, or the transactions contemplated by this Agreement. The Seller is not subject to any order of any court, regulatory commission, board or administrative body entered in any proceeding to which Seller is a party or of which any of the foregoing has knowledge. The Seller has complied with and is currently in compliance with all laws, rules, regulations, orders, ordinances, judgments and decrees of any governmental authority applicable to the Assets or the Seller’s Development Business.
     3.7 Title and Condition of Assets. The Seller has good and marketable title to all of the Assets, free and clear of all Liens. The Assets are in good operating condition and repair, and constitute all of the assets necessary to the conduct by the Seller of its Development Business in accordance with its past practice.
     3.8 Accounts Receivable. All Accounts Receivable of the Seller reflected in the balance sheet for the most recently ended period included in the Financial Statements, and all Accounts Receivable that have arisen since the date of the latest balance sheet of Seller included in the Financial Statements (except Accounts Receivable that have been collected since such date) are valid and constitute bona fide Accounts Receivable resulting from the provision of services in the ordinary course of the Seller’s Development Business.
     3.9 Financial and Full Information. The Seller has provided to Purchaser all information material to the Assets and/or the Development Business, and to the best of the knowledge of the Seller none of the information furnished to the Purchaser, contains any untrue statement or omits to state any material fact relevant to the Assets or the Development Business.
     3.10 Absence of Undisclosed Liabilities. As of the date hereof and as of the Closing Date, the Seller does not have and shall not have any indebtedness or other liability of any kind whatsoever, absolute or contingent that is not either specifically reflected on the Financial Statements or otherwise specifically disclosed in writing to Purchaser in this Agreement. In addition, all indebtedness and/or other liabilities whatsoever (including trade payables) of Seller are accurately reflected on Schedule 2.2, and Seller has no indebtedness and/or other liabilities (including trade payables) whatsoever other than as set forth on Schedule 2.2, attached hereto.
     3.11 Governmental Licenses and Permits. Seller has all governmental licenses and permits and other governmental authorizations and approvals which are material or necessary for the operation of the business and the use of the assets of Seller and has in the past been and is now in material compliance with the conditions and requirements of such government licenses, permits, authorizations and approvals, and all such governmental licenses, permits, authorizations and approvals are valid and in full force and effect.
     3.12 Business Records. All business records of the Seller have been provided to Purchaser for review, are complete and correct in all material respects, and fairly reflect the operations of the Development Business.

     3.13 Insurance. Set forth on Schedule 3.13 is a true and complete list and description of all insurance in force on the date hereof with respect to the Assets and/or the Development Business, together with a summary description of the hazards insured against. Such policies are in full force and effect with reputable insurers and copies thereof have been provided to Purchaser. There are no outstanding unpaid claims under any such policy and the Seller is not aware of any notice of cancellation or non-renewal of any such policy. There are and have been no inaccuracies in any application for such policies, nor any failure to pay premiums thereon when due. The Seller has not received any notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage will not be available to the Seller in the future on substantially the same terms as now in effect. No such insurance policies call for any retrospective premium adjustments. All such insurance policies are freely assignable by the Seller to Purchaser without the consent of any party.
     3.14 Absence of Certain Changes. Since the date of the Financial Statements there has not been any material adverse change, or occurrence or state of circumstances which, individually or in the aggregate, could reasonably be expected to result in a material adverse change, in the business, prospects, assets, condition (financial or otherwise) or results of operations of Seller taken as a whole. Since the date of the Financial Statements, Seller has caused the business of Seller to be conducted in the ordinary course.
     3.15 Intellectual Property.
     (a) Schedule 3.15 sets forth a true and complete list of all registered patents, trademarks, trade names, service marks and copyrights (registered or not registered) and applications therefore owned, used, filed by or licensed to Seller or Seller that are material to the business of Seller (collectively, “Intellectual Property”). Except for software normally supplied through “shrink-wrap” licenses, the Intellectual Property includes all intellectual property used by Seller in their business as presently conducted.
     (b) Seller has not granted any options, licenses or agreements of any kind relating to any Intellectual Property. Seller owns all right, title and interest in and to the Intellectual Property, and all Intellectual Property listed in Schedule 3.15 is free and clear of the claims of others and of all liens and does not materially violate or infringe upon any rights relating to intellectual property of any person. The conduct of the business of Seller and Seller as presently conducted does not violate conflict with or infringe the intellectual property of any other person. All software used by Seller and Seller is used pursuant to appropriate licenses from the relevant software publisher.
     (c) All personnel (including employees, agents, consultants and contractors), who have contributed to or participated in the conception and/or development of the Intellectual Property on behalf of the Seller have executed nondisclosure agreements, and either (1) have been a party to a “work-for-hire” and/or other arrangement or agreements with the Seller in accordance with applicable international, national, state and local Law that has accorded the Seller full, effective, exclusive and original ownership of all tangible and intangible property and Intellectual Property Rights thereby arising or relating thereto, or (2) have executed appropriate instruments of assignment in favor of the Seller as assignee that have conveyed to the Seller effective and exclusive ownership of all tangible and intangible property and intellectual property rights thereby arising and related thereto. Prior to the date hereof, the Seller has provided copies of all such written agreements or provided a summary of the terms of any such oral agreements to Purchaser.
     3.16 Contracts. Schedule 3.16 sets forth a true and complete list of all contracts that are material to the operation of the business of Seller and Seller (the “Contracts”). To the best of the Seller’s knowledge, neither Seller nor its affiliate company Team5 have received any notice of noncompliance or breach of such Contracts. Neither Seller nor its affiliate company Team5 are in material breach pursuant to the terms of any of the Contracts nor, to the knowledge of the Seller, is any other party in breach of their obligations pursuant to the Contracts.
     3.17 Taxes and Tax Returns.
     (a) To the best of Sellers knowledge, all Returns, reports and statements required to be filed by Jekyll Island Ventures Inc. have been filed with the appropriate governmental agencies in all jurisdictions in which such Returns, reports and statements are required to be filed; and all Taxes shown to be due and payable on the Returns have been paid.
     (b) To the best of Sellers knowledge, Seller has withheld all Taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers and directors and any Taxes required to be withheld from any other person and has timely paid all such amounts withheld to the proper taxing authority.
     3.18 Solvency. No insolvency proceeding of any character including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting, the Seller (other than as a creditor) or any of the Assets are pending or are being contemplated by the Seller, or are being threatened against the Seller by any other Person, and the Seller has not made any assignment for the benefit of creditors or taken any action in contemplation of which that would constitute the basis for the institution of such insolvency proceedings.
     3.19 Sufficiency of Assets. To the best of Seller’s knowledge, the Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Gotham Innovation Lab Inc. in accordance with Seller and Seller’s affiliate company Team5 Corp.’s past practices, and include all of the operating assets of Seller.
     4. COVENANTS OF THE SELLER.
     The Seller hereby covenants and agrees as follows:
     4.1 Full Cooperation; Access to Information. The Seller shall cooperate in good faith with Purchaser in causing the transactions that are the subject of this

Agreement to be consummated. Seller shall permit Purchaser and its counsel, accountants, employees and other representatives, prior to Closing, to make such investigations of Seller’s business, operations, assets, employees, contracts, books, records and financial information, all as Purchaser deems necessary or advisable in the conduct of its due diligence investigation into Seller’s business, operations and assets. Seller shall give to Purchaser and its counsel, accountants, employees and other representatives access, to the fullest extent possible without unreasonably interfering with Seller’s business operations, to all of Seller’s personnel, properties, books, contracts, commitments and records, and will promptly furnish to Purchaser copies of all such documents and records and information with respect to Seller’s affairs as Purchaser may from time to time in the exercise of its sole and absolute discretion request.
     4.2 No Inconsistent Action. The Seller will not take any action which, is inconsistent with or impairs the consummation of the transactions contemplated by this Agreement or which would make inaccurate the representations or warranties made by the Seller herein.
     4.3 Non-Solicitation. In consideration of the expense and effort that will be expended by Purchaser in its due diligence investigation, the Seller, nor its affiliates will, directly, indirectly or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, entertain, accept or consider any proposal of any other person or entity relating to a disposition (directly or indirectly) of all or any portion of the Assets of the Seller, the stock of either Seller, or a merger involving either Seller, or the issuance of any shares of or other equity securities of either Seller, at any time during the term of this Agreement, or to raise funds in the form of debt or equity for use in the Development Business, until the earlier to occur of September 30, 2009, or, if applicable, the termination of this Agreement.
     4.4 Prohibited Actions Pending Closing. Unless otherwise provided for herein or approved by Purchaser in writing, from the date hereof until the Closing Date, the Seller shall cause the Seller not to do or enter into the following:
          (a) amend or otherwise change its Articles of Incorporation, By-Laws or other organizational documents;
          (b) mortgage, pledge or subject to Lien or other encumbrance any of its properties or assets, or agree to do so;
          (c) sell or otherwise dispose of, or agree to sell or dispose of any of its assets or properties;
          (d) amend or terminate any lease, contract, undertaking or other commitment listed in any of the disclosure schedules annexed hereto to which it is a party, or to take action or fail to take any action, constituting any event of default thereunder;
          (e) assume, guarantee or otherwise become responsible for the obligations of any other party or agree to do so;
          (f) make any change in accounting methods or principles;

          (g) compromise or settle any material Claim, other than with the consent of the Purchaser;
          (h) acquire the capital stock or other ownership interests of any other entity or acquire all or substantially all of the assets of another entity;
          (i) take any action prior to the Closing Date which would breach any of the representations and warranties contained in this Agreement;
          (j) take any action or omit to take any action if taking or omitting to take such action could have a Material Adverse Effect, as defined in Section 8.3 hereof, or
     4.5 Conduct of Business Pending Closing. From the date hereof until the Closing Date, the Seller covenants and agrees to cause the Seller to:
(a)	maintain its existence in good standing;

(b)	maintain proper business and accounting records;

(c)	maintain all insurance on the Assets in effect on the date of this Agreement; and

(d)	continue to diligently operate its business in the ordinary course.
     4.6 Sellers Default. If Seller fails to make the required deliveries at the Closing, (unless an exception is agreed to by the Purchaser), or otherwise materially defaults under this Agreement, then Purchaser shall have the right to terminate this Agreement, and thereupon this Agreement shall be null and void and of no legal effect whatsoever. If so terminated, each party hereto shall suffer their own losses, costs, expenses or damages arising out of, under or related to this Agreement. This Section 4.6 shall survive the Closing.
     5. REPRSENTATIONS WARRANTIES AND COVENANTS OF PURCHASER.
     Purchaser hereby represents and warrants to the Seller that the following representations and warranties are true and correct in all material respects on the date hereof and will be true and correct in all material respects on and as of the Closing Date:
     5.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has full power to carry on its business as it is now being conducted and to own or hold under lease the properties it now owns or holds under lease.
     5.2 Authority. Purchaser has full power and authority to enter into this Agreement. Purchaser and its members, officers and directors have taken all action necessary to authorize the execution, delivery and performance of this Agreement, the completion of the transactions contemplated hereby and the execution and delivery of any and all instruments necessary or appropriate to effectuate fully the terms and conditions of this Agreement. This Agreement has been properly executed and delivered by

Purchaser and (assuming the due authorization, execution and delivery thereof by the Seller constitutes the valid and legally binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms.
     5.3 No Conflict. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, termination or modification of, or conflict with, the articles of organization or by-laws of Purchaser or any of the contracts or other instruments to which Purchaser is a party, or of any judgment, decree or order applicable to Purchaser.
     5.4 Ownership. Gotham Innovation Lab Inc. is a wholly owned subsidiary of iGambit Inc. iGambit Inc. is the sole shareholder of Gotham Innovation Lab Inc.
     5.5 Shares. At the time of Closing Gotham Innovation Lab Inc. owns 500,000 shares of iGambit Inc. Common Voting Stock free of all liens and encumbrances and are not subject to any transfer restriction except pursuant to SEC Rule 144, and Gotham Innovation Lab Inc. shall transfer the shares to Seller in accordance with Sections 2.3 and Section 2.4.
     5.6 Options. At the time of Closing Gotham Innovation Lab Inc. owns options to purchase up to 1.5 million shares of iGambit Inc. Common Voting Stock and Gotham Innovation Lab Inc. shall designate the Seller as optionee of these options in accordance with Sections 2.3 and Section 2.4.
     5.7 Sale of the Development Business by Purchaser:
     (a) The Purchaser shall not sell or transfer Gotham Innovation Lab Inc. within one (1) year of the Closing Date under this Agreement. In the event that the Purchaser shall sell or transfer Gotham Innovation Lab Inc. more than one year after the Closing Date and before the third anniversary of the Closing Date, then, in such event, the Seller shall become fully vested in the options on 1,500,000 shares of iGambit, Inc. as specified in Section 2.3. Sale of Gotham Innovation Lab Inc. shall be defined as sale of all or such portion of the assets, customer list(s) intellectual property and other goodwill to a third party sufficient to allow the third party to operate Gotham Innovation Lab Inc. as an ongoing business
     (b) In the event that the Purchaser shall default in performance of the covenant not to sell or transfer Gotham Innovation Lab Inc. within one (1) year of the Closing Date, under Section 5.7 (a) of this Agreement, this agreement may be terminated upon ten (10) days written notice to the Purchaser. The provisions of this Section 5.7 shall survive the Closing.
6. INDEMNIFICATION AND SURVIVAL.
     6.1 Indemnification by Seller. Seller shall indemnify Purchaser and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Purchaser Indemnified Parties”) against and hold them harmless from any loss, liability, claim, Tax, damage or expense (including reasonable legal fees and expenses) (“Losses”) suffered or incurred by any such Purchaser Indemnified Parties arising from the following: (i) any breach of any representation or warranty of Seller contained in this Agreement or in any certificate delivered pursuant hereto, or (ii) any breach of any obligation, covenant or agreement of the Seller contained in this Agreement.
     6.2. Indemnification by Purchaser. Purchaser shall indemnify each Seller and its affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (the “Seller Indemnified Parties”) against and hold them harmless from any Losses suffered or incurred by any such Seller Indemnified Parties arising from, (i) any breach of any representation or warranty of Purchaser contained in this Agreement or in any certificate delivered pursuant hereto, (ii) any breach of any obligation, covenant or agreement of Purchaser contained in this Agreement.
     6.3 Termination of Indemnification. The obligations of Purchaser and/or Seller to indemnify and hold harmless any other person (the “indemnified party”) pursuant to this Section 6, shall terminate when the applicable representation or warranty terminates pursuant to Section 10.15, provided, however, that such obligation to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or a related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.
     6.4 Procedures Relating to Indemnification. In order for an indemnified party to be entitled to any indemnification provided for under this Agreement (other than relating to Taxes) in respect of, arising out of or involving a claim or demand made by any person against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party of the Third Party Claim reasonably promptly and in any event within 30 days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification within such period shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually materially prejudiced as a result of such failure.
     If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses at its sole cost and upon written notice to the indemnified party acknowledging its obligation to indemnify the indemnified party therefore in accordance with the terms of this Agreement (including this Section 6), to assume the defense thereof with counsel selected by the indemnifying party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof.
     If the indemnifying party so elects to assume the defense of any Third Party Claim, the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s reasonable request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and which would not otherwise materially adversely affect the indemnified party. The indemnified party shall have the right to settle any Third Party Claim the defense of which shall not have been assumed by the indemnifying party.
     Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party, and the indemnified party shall have the sole and exclusive right to settle any such Third Party Claim. The indemnification required by Sections 6(a) and 6(b) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Loss is incurred.
     7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER.
          The obligations of the Seller under this Agreement are subject only to the delivery by Purchaser of the documents described in Section 2.3(b) hereof and the satisfaction of the condition set forth below, as Section 7.1:
          7.1 Each of the representations and warranties of the Purchaser contained herein shall have been true and correct in all material respects on the date hereof, and shall be true and correct in all material respects.
     8. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER.
          The obligations of Purchaser to proceed to Closing under this Agreement are subject to the fulfillment (or, at the option of Purchaser, the waiver) at or prior to the Closing Date of each of the following conditions:
          8.1 Accuracy of Representations and Warranties. Each of the representations and warranties of the Seller contained herein and in any other agreements or instruments provided for herein shall have been true and correct in all material respects on the date hereof, and shall be true and correct in all material respects for that period of time between the signing hereof and the Closing Date, and as of the Closing Date as though made on and as of such date.
          8.2 No Action or Proceeding. No claim, action, suit, investigation or other court proceeding shall be pending or threatened before any court or governmental agency which presents a risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material damages or other relief in connection therewith.
          8.3 No Material Adverse Changes. There shall not have been any Material Adverse Change in the business, assets or prospects of the Seller since January 1, 2009. For purposes of this Agreement, “Material Adverse Change” or “Material Adverse Effect” means any change or effect that is or, so far as can reasonably be determined, is reasonably likely to be materially adverse to the Development Business, its prospects or the Assets.
          8.4 Ordinary Course of Business. The Seller shall have operated the Development Business in a manner consistent with past practice and shall not have made any payments outside the ordinary course of its business.
          8.5 Delivery of Ancillary Agreements. The Seller shall have furnished to Purchaser fully executed Intellectual Property Assignments in accordance with Section 2.4 hereof.
          8.6 Other Evidence. The Seller shall have furnished to Purchaser such further certificates and documents evidencing their due action in accordance with this Agreement as Purchaser shall reasonably request.
     9. TERMINATION.
     This Agreement may be terminated only as follows: (a) At any time upon the mutual written consent of the parties hereto; or (b) at any time prior to the Closing by Purchaser by written notice to the Seller if Purchaser is not satisfied for any reason with its due diligence review or (c) pursuant to the default provisions contained in paragraphs 2.3(b), 4.6, and 5.7 of this agreement.
     10. MISCELLANEOUS.
          10.1 Expenses. Each party to this Agreement shall pay all of its own closing costs and other expenses relating hereto, including fees and disbursements of its counsel and accountants, whether or not the transactions contemplated hereby are consummated.
          10.2 Taxes. The Seller shall bear any and all Taxes of any nature or type whatsoever that may become due and payable as a result of the consummation of the transactions contemplated hereby, and the Seller shall indemnify and hold Purchaser harmless with respect thereto.

          10.3 Notices. All notices and other communications hereunder or in connection herewith shall be in writing and delivered as follows:
          If to the Seller, to:
Jekyll Island Ventures Inc.
333 Park Ave South, Suite 2D
New York, NY 10010
Attn: Mr. Vincent Collura or Mr. David Pollack
          If to Purchaser, to:
Gotham Innovation Lab Inc.
c/o iGambit Inc
1600 Calebs Path Extension Suite 114
Hauppauge, NY 11788
Attn: Elisa Luqman
     Except as otherwise specifically provided herein, all notices, requests, instructions and demands which may be given by any party hereto to any other party in the course of the transactions herein contemplated shall be in writing and shall be served by express mail through the U.S. Postal Service or similar expedited overnight commercial carrier. Service of such notices, demands and requests shall be presumed to have occurred on the date that is one (1) day after the date upon which the item was delivered to the U.S. Postal Service or similar expedited overnight commercial carrier, provided the item was properly addressed, all postage and shipping charges were prepaid by the sender and the commercial carrier issued a dated receipt to the sender acknowledging the commercial carrier’s receipt of the item. All such notices, demands and requests shall be addressed as set forth above. Any party may change the address at which it is to receive notice by like written notice to all other parties hereunder.
     10.4 Entire Agreement. This Agreement (including the exhibits hereto and the lists, schedules and documents delivered pursuant hereto, which are a part hereof) is intended by the parties to and does constitute the entire agreement of the parties with respect to the transactions contemplated by this Agreement. This Agreement supersedes any and all prior understandings, written or oral, between the parties, and this Agreement may be amended, modified, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the amendment, modification, waiver, discharge or termination is sought.
     10.5 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction illegal, void or unenforceable, the other provisions shall not be effected, but shall remain in full force and effect.
     10.6 Modification and Amendment. This Agreement may not be modified or amended except by an instrument in writing duly executed by the parties hereto, and no waiver of compliance of any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing duly executed by the party hereto seeking to be charged with such waiver or consent.

     10.7 Governing Law; Jurisdiction; Exclusive Venue.
          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, exclusive of the choice of law rules thereof.
          (b) Exclusive Venue. The parties hereto agree that exclusive venue for any litigation, action or proceeding arising from or relating to this Agreement shall lie in the County Court in and for Suffolk County, New York, or, if federal diversity jurisdiction then exists, in the United States District Court for the District of New York and each of the parties hereto expressly waives any right to contest such venue for any reason whatsoever.
          (c) Waiver of Trial By Jury. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT.
     10.8 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legatees, beneficiaries, personal representatives and other legal representatives and assigns, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of each other party hereto.
     10.9 Enumerations and Headings. The enumerations and headings contained in this Agreement are for convenience of reference only and shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision or the scope or intent of this Agreement, or in any way effect this Agreement.
     10.10 Counterparts. This Agreement may be signed in two or more counterparts, all of which taken together shall be deemed to constitute one original Agreement.
     10.11 Waiver of Bulk Sales Compliance. Each of the parties hereto waives compliance with any applicable bulk sales or similar provisions, provided however, that the Seller hereby agrees to indemnify and hold harmless Purchaser from and against any and all losses, expenses, claims, liabilities or attorneys fees arising as a result of such waiver.
     10.12 Disclosure. The parties hereto will consult with each other and reach mutual agreement before issuing any press release or otherwise making any statement or disclosure, oral or written, with respect to this Agreement or the transactions contemplated hereby; provided, however, that each party will be permitted to make, without the agreement of the other, such disclosures to the public or to governmental entities as that party’s counsel reasonably deems necessary to maintain compliance with applicable laws. Except as provided above, the existence and/or contents of this

Agreement shall not be disclosed by the Seller without the Purchaser’s prior written consent.
     10.13 Confidentiality. Except as required by law or to carry out the transactions contemplated by this Agreement (the “Transactions”), neither the Seller, nor the Purchaser, nor the employees, attorneys, accountants and other agents and representatives of any of the foregoing (collectively, “Representatives”) will disclose or use any Confidential Information (as defined below), whether already furnished or to be furnished in the future to any party hereto or their Representatives in any manner other than in connection with the evaluation and negotiation of the transactions proposed in this Agreement once executed and delivered. For purposes of this Agreement, “Confidential Information” means the existence and terms of this Agreement and any information regarding Purchaser or the Seller, their affiliates or the Transactions. Confidential Information does not include information that a party to this Agreement can demonstrate (i) is generally available to or known by the public other than as a result of improper disclosure; (ii) is obtained by the disclosing party from a source other than the other party or its Representatives; or (iii) was in the possession of the other party prior to the date hereof other than as a result of improper disclosure and was obtained other than in connection with consideration of the transactions set forth in this Agreement, provided that such source was not bound by a duty of confidentiality with respect to such information. Upon the written request of any party, the other party will promptly return any Confidential Information in its possession or in the possession of its Representatives.
     10.15 Survival. All representations and warranties made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall not survive the Closing unless such survival in expressly provided for in this Agreement. Notwithstanding the above, each Party’s obligations under Sections of this Agreement, Section 6 entitled “Indemnification and Survival” and Section 10 entitled ‘Miscellaneous”, shall survive the Closing.
[signatures appear on next page]

     IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase and Plan of Reorganization Agreement under seal on the date first above written.

WITNESS:	PURCHASER:

GOTHAM INNOVATION LAB INC. a New York corporation

	By:	(SEAL)

Name: John Salerno Title: Chairman and CEO

WITNESS:	SELLER:

JEKYLL ISLAND VENTURES INC. a New York corporation

	By:	(SEAL)

Name: Vincent Collura Title: President

Schedule 2.1 to Asset Purchase Agreement
Assets
Cash in Bank as of date of closing
Accounts Receivable as of date of closing
Client List Reports provided to Purchaser during Due Diligence.
Schedule 2.1.2 (f) Furniture and Fixtures
Accountants schedule attached.
Schedule 2.1.2 (g) List of Equipment
Accountants schedule attached.
Schedule 2.1.2 (h) Inventory Statement
NONE — No inventory

Schedule 2.2 to Asset Purchase Agreement
Accounts Payable
Monthly lease payment for office space to Team5
Accounts payable schedule as of date of closing

Schedule 2.4 (c) to Asset Purchase Agreement
List of Employees & Consultants
Current Employees
Vincent Collura
David Pollack
Pavel Sokolowski
Mindy Weinstein
Sarah Booze
Vanessa Cheung
Carol Nhan
Michael Fanuzzi
Independent Consultants
William Che Everich
Daniel Chang
Former Employees
Carmine Guida

Schedule 3.2 to Asset Purchase Agreement
Third Party Consents
Client/Customer Contracts (Alternatively new agreements with the following parties can be entered into with Gotham Innovation Lab Inc.)
Norca/Kirchain Support and Maintenance Agreement
Prudential Douglas Elliman (Signed consent and assignment not required if new agreement signed. Then automatic as per agreement)
RealPlus Master Development and Revenue Share Agreement (Signed consent and assignment not required if new agreement signed. Then automatic as per agreement)
Non-Disclosure Agreements (Alternatively new Non-Disclosure Agreements with the following parties can be entered into with Gotham Innovation Lab Inc.)
CSH Capital Group
Runnyc
Prudential Douglas Elliman
Vendor Agreements (Alternatively new Agreements with the following parties can be entered into with Gotham Innovation Lab Inc.)
iNetu Hosting Agreement
Transbeam DSL Agreement

Schedule 3.13 to Asset Purchase Agreement
List of Insurance
Jekyll Island Ventures
Business Policy — General Liability
Team 5 Corp.
State Farm Fire and Casualty Company
Business Policy General Liability # 92-BG-W212-2
Workers Compensation
Disability
Medical — United Healthcare Oxford Policy # TC1291*CSO4U
Dental
Franklin Templeton Bank and Trust Simple IRA Plan (Team5)

Schedule 3.15 to Asset Purchase Agreement
Intellectual Property
Proprietary Software (unregistered Copyrights)
EXPO (all versions)
E-Brochure (all versions)
Gotham Media Management System (all versions)
Gotham Business Operations Systems (all versions)
Online Media Storing and Sharing APIs (all versions)
Team5_Aspnet-Funtions DLL Library (all versions)
Team5 Client services System (all versions)
Trade Names
Team5
Gotham
Gotham Photo Company
Jekyll Island Ventures
Domain Names
gotham-ny.com
team5.com
teamfive.com
50orchardstreet.com
50orchardstreet.com
631east9thstreet.com
cohen-group.com
elitesearchgroup.net
fccny.org
gothamlabs.com
gothamphotoco.com
gothamphotocompany.com
monstereasy.com
monsterez.com
monstersteamclean.com
monstersteamcleaner.com
wwwcambridgewhoswho.com
ALLACCESSNYC.COM
APARTMENTSPIN.COM
ATHINKINGTOY.COM
ATTACKOFTHEROBOTDINO.COM
BELOWASK.COM
BELOWASKING.COM
BUYLOWNYC.COM
COLLEGESAFTETYSIGNGENERATOR.COM
CREATIVELYGREENCORP.COM
CRGNYC.COM
CRGNYC.NET
DEALGATHERER.COM
DEALRAID.COM
DEALVADER.COM
FOREVERIZEIT.ORG
GREENDOLLSONLINE.COM
GREENINNOVATIONCORP.COM
GREENOVATIONCORP.COM
FINDACONDOFORME.COM
FINDALEASEFORME.COM
FINDARENTFORME.COM
FINDATOWNHOUSEFORME.COM
FINDMYCOOP.COM
FORCE5STUDIOS.COM
FORCEFIVESTUDIOS.COM
FOREVERIZE.COM
FOREVERIZEIT.BIZ
FOREVERIZEIT.COM
FOREVERIZEIT.INFO
Third Party Licensed Software
None

List of Royalties, License Fees and Third Party Payments Owed regarding Intellectual Property
None
Schedule 3.16 to Asset Purchase Agreement
Contracts
Client/Customers Contracts or Work in Progress
Cambridge Whos Who
FCC NY
Heddings
J&R
Norca/Kirchain Support and Maintenance Agreement
Prudential Douglas Elliman
RealPlus Master Development and Revenue Share Agreement
Customers being Hosted by Seller at no charge. Post closing all of the following customers will be offered a Hosting Agreement from Gotham Innovation Lab Inc.
Euroflex
123 Washignton Place/ Moinian (2 sites)
CSH/Silver Cove
Gramercy Stark
Avenue NY
Families with Children from China
Bellmarc
Coco Realty
David Shuldiner
Elite Search Group.net
Heddings Property Group
Kiddie Soccer
Villasatanangiri.com
Nuzuc
Non-Disclosure Agreements
CSH Capital Group
Runnyc
Prudential Douglas Elliman
Vendor Agreements
iNetu Hosting Agreement
Transbeam DSL Agreement
Jive Communications
Electric Company